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                                                                      EXHIBIT 11

                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

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
                                                                           THREE MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1994        1993
                                                                           -------     -------
Primary:
     Net income applicable to common shares..............................  $54,964     $40,351
                                                                           =======     =======
     Shares:
     Weighted average common shares outstanding..........................   83,332      82,352
     Common equivalent shares applicable to stock options................    1,405       1,000
                                                                           -------     -------
     Average number of shares outstanding and common equivalent shares...   84,737      83,352
                                                                           =======     =======
Primary earnings per common share and common equivalent share............  $   .65     $   .48
                                                                           =======     =======
Fully Diluted:
     Net income applicable to common shares..............................  $54,964     $40,351
                                                                           =======     =======
     Shares:
     Average number of common shares as adjusted for primary
      computation........................................................   84,737      83,352
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter...........................................                  136
                                                                           -------     -------
     Average number of shares outstanding on a fully diluted basis.......   84,737      83,488
                                                                           =======     =======
Earnings per common share assuming full dilution.........................  $   .65     $   .48
                                                                           =======     =======
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